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                                                                   EXHIBIT 10.12




June 20, 1994



Mr. F.L. Kirby
1294 S. Fiore Dr.
Lake Forest, IL 60045

Dear F.L.:

Pursuant to our discussions, this letter summarizes our offer of employment with Rodman & Renshaw.

1. You will be appointed as Chairman of the firm's Retail Sales Advisory Committee, with the primary responsibility for coordinating efforts of the firm's sales organization and senior management in developing and executing a business strategy for maximizing the productivity of individual registered representatives. You will receive an annual salary of $25,000 for serving in this capacity.

2. During the first three months following your employment and the obtaining of regulatory approvals, you will receive a guaranteed payment of $20,000 per month and commission payouts on your gross production based upon the standard commission grid. Thereafter, your commission payout will be based upon the standard commission grid then in effect.

3. Rodman agrees to assist you in resolving any contractual disputes you might have with your current employer. Additionally, to the extent that you are required to repay amounts to such employer pursuant to the forgivable note you executed upon commencing your employment there, Rodman agrees to pay such amounts on your behalf. Any amounts so paid by Rodman will not include or take into account any monies set off by your current employer relative to amounts owing to you in connection with your acquisition of securities of such employer.

4. As Chairman of the Retail Sales Advisory Committee, at fiscal year end you will be entitled to receive options to acquire Rodman common stock. As required under Rodman's 1994 Stock Option Plan, the number of such options and the vesting schedule thereof will be at the discretion of the Compensation Committee, based upon your contributions to the firm's success.
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5.       If you agree to the foregoing, I will arrange for your nomination to the Board of Directors at the next meeting of the Board.

F.L., I look forward to working with you for many successful years to come. Please indicate your acceptance of the above by signing this letter where indicated.

Sincerely,

/s/Charles W. Daggs, III

Charles W. Daggs, III



Agreed and accepted this 24th day of June, 1994.


/s/F.L. Kirby
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F.L. Kirby